UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2006

INPHONIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51023	52-2199384
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Wisconsin Avenue, Suite 600, Washington, DC	20007
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (202) 333-0001

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On March 22, 2006, the compensation committee of the Board of Directors of InPhonic, Inc. (the “Company”) approved a new outside director compensation program for non-employee directors. Pursuant to this program, directors who are not employees of the Company or its subsidiaries receive an annual cash retainer fee of $50,000 and a fee of $1,000 for participation in each meeting of the Board of Directors or meeting of a committee of the Board of Directors. For service on the Audit Committee, each regular member shall receive annual cash compensation of $10,000, while the chairman of the Audit Committee will receive $50,000 annual cash compensation, in recognition of the additional time commitment required of the chairman in reviewing the Company’s continuing compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Non-employee directors will also receive annual restricted stock awards valued at approximately $100,000 on the date of approval of the award, which will be issued under the 2004 Equity Incentive Plan and will vest over a two-year period. For the 2006 fiscal year, members of the Board of Directors will each receive an award of an aggregate of 15,480 shares of restricted stock, with 10,836 shares vesting on March 22, 2007 and the remainder vesting on March 22, 2008. Directors will also be reimbursed for travel, lodging and other reasonable expenses related to attendance at Board of Directors and committee meetings.

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of March 22, 2006, the Board of Directors of the Company has appointed Laurence E. Harris to serve on the Board of Directors. Mr. Harris will also serve as the chairman of the Audit Committee of the Company’s Board of Directors. A description of Mr. Harris’ biographical information is as follows:

Laurence E. Harris, 69, is a partner at Patton Boggs LLP and has been with the firm since 2001. Prior to his joining Patton Boggs in 2001, Mr. Harris was Senior Vice President and General Counsel of Teligent, Inc., an international telecommunications company, beginning in December 1996. Prior to joining Teligent, Mr. Harris served as Senior Vice President of Law and Public Policy for MCI Communications Corporation. Earlier, Mr. Harris was President and Chief Operating Officer of Metromedia Telecommunications, Inc. and CRICO Communications, a privately-held paging company. Mr. Harris also served as chief of the Federal Communication Commission’s Mass Media Bureau where he was responsible for regulation and policy for cable, television and radio broadcasting. Mr. Harris was also responsible for regulatory and antitrust activities at MCI before serving at the FCC. Mr. Harris serves on the Board of Directors of MCI, where he is a member of the Risk and Corporate Governance Committees. Mr. Harris also serves on the Board of Directors and is Chairman of the Audit Committee for Sports Brands International, Inc., which owns sporting goods companies such as Fila, Ciesse and Cloudveil Mountain Works footwear. Mr. Harris holds a bachelors degree from Columbia College and J.D. from Georgetown University. Mr. Harris was a lieutenant in the U.S. Navy, serving in the destroyer fleet.

On March 22, 2006 Robert A. Fox notified the Company that he was retiring from the Board of Directors effective as of that date. Mr. Fox indicated that no disagreement existed between him and the Company relating to the Company’s operations, policies or practices. Mr. Fox served on the Company’s Board of Directors since June 2003. The Company thanks Mr. Fox for his exemplary service as a board member and his many contributions to the success of the Company and wishes him well.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPHONIC, INC.

/s/ David A. Steinberg
Name: Title:	David A. Steinberg Chairman and Chief Executive Officer

Date: March 23, 2006